Exhibit 10.5

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Agreement”), dated September [ ], 2020 and effective as July 1, 2020 (the “Effective Date”), amends that certain Employment Agreement dated July 1, 2020 (the “Employment Agreement”), entered into by and between 180 Life Sciences Corp. (the “Company”) and James N. Woody (“Executive”). Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Employment Agreement.

WHEREAS, the Company and Executive desire to amend the Employment Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the parties hereby acknowledge and confirm the receipt and sufficiency thereof, the parties hereto agree as follows:

1. Amendments to Employment Agreement.

(a) Effective as of the Effective Date, the definition of “Start Date” as set forth in the first sentence of “Section 1 Start Date; Employment Term” of the Employment Agreement, shall be amended and restated to provide for the “Start Date” to be July 1, 2020.

(b) Effective as of the Effective Date, Section 3(a) of the Employment Agreement, shall be amended and restated to read as follows:

“(a) Base Salary: Executive’s annual base salary will initially be $250,000 per year (the “Initial Salary”), pro-rata for partial years, and will increase to $360,000 per year, effective September 1, 2020 (the “Increase”), pro-rata for partial years, payable in accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions. The amount of the Increase (i.e., the incremental increase over the Initial Salary) shall be accrued until the closing of the Business Combination Agreement, at which time such Increase, and such accrued portions thereof, will be paid. With the completion of the next qualified financing, of over $20M, the terms will be renegotiated.”

2. Effect of Agreement; Employment Agreement to Continue in Full Force and Effect. Upon the effectiveness of this Agreement, each reference in the Employment Agreement to “Employment Agreement”, “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Employment Agreement as modified or amended hereby. Except as specifically modified or amended herein, the Employment Agreement and the terms and conditions thereof shall remain in full force and effect.

First Amendment to Employment Agreement

3. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise. This Agreement shall be read in connection with the Employment Agreement (as amended hereby).

4. Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

Company:		Executive:

180 Life Sciences Corp.		James N. Woody

By:	/s/ Ozan Pamir	/s/ James N. Woody
Printed Name:	Ozan Pamir
Its:	CFO & Director

First Amendment to Employment Agreement